Exhibit 99.2

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE SIX MONTHS ENDED JUNE 30	
	2009	2008
Assets	$422,416	$347,104
Net loans	$314,482	$246,825
Securities	$72,766	$68,744
Deposits	$300,513	$248,177
Shareholders' equity	$44,678	$36,577
Net income	$1,602	$1,880
Earnings per share	$0.59	$0.77
Book value per outstanding share	$16.34	$15.10

KEY RATIOS

	AT OR FOR THE SIX MONTHS ENDED JUNE 30	
	2009	2008
Return on average assets	0.76%	1.10%
Return on average equity	7.24%	10.14%
Net interest margin (tax equivalent)	3.93%	4.14%
Loans to deposits	105.78%	100.55%
Allowance for loan loss to total loans	1.07%	1.09%
Shareholders' equity to total assets	10.58%	10.54%
Efficiency ratio	68.27%	63.95%

DIRECTORS

Robert K. Baker
Ronald E. Holtman
J. Thomas Lang
Daniel J. Miller
Jeffery A. Robb, Sr.
Eddie L. Steiner
John R. Waltman
Chairman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	TRADE PRICE LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
9/30/07	19.00	15.95	17.00	0.18
12/31/07	17.75	15.40	17.75	0.18
3/31/08	17.90	15.75	16.14	0.18
6/30/08	18.00	15.75	15.75	0.18
9/30/08	16.25	14.40	15.25	0.18
12/31/08	16.00	14.00	15.00	0.18
3/31/09	14.50	12.25	14.00	0.18
6/30/09	17.00	13.26	16.00	0.18

COMMON STOCK PERFORMANCE



HIGH
LOW
CLOSING PRICE
DOLLARS PER SHARE
20
19
18
17
16
15
14
13
12
SEP-07
DEC-07
MAR-08
JUN-08
SEP-08
DEC-08
MAR-09
JUN-09
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol–CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

"Remember to call CSB for all your financial needs, whether to borrow, save or invest."

JUNE 30, 2009

QUARTERLY REPORT

CSB BANCORP, INC.

DEAR FELLOW SHAREHOLDER

A deep recession continues to suppress economic activity in our market and shows few signs of reversing in the near term. These conditions have dampened our earnings. Our core revenue remains strong and our high levels of capital and liquidity provide stability and a secure foundation for the future.

Second quarter net income of $706 thousand is 20% below earnings from the same quarter of the prior year. At the midpoint of 2009, net income of $1.6 million is 15% behind year ago levels. The reduced earnings are a result of increased costs for loan losses and FDIC insurance premiums, two headwinds that will likely continue for the remainder of the year.

Net loan charge-offs (annualized) during the second quarter approximated 0.50% of average loan balances and year-to-date amount to 0.40%. While the charge-off rate exceeds our historical norm, we believe it is manageable and we have recorded $480 thousand more for loan loss provision expense than was necessary through midpoint of last year. We expect loan charge-offs, and resultant provisioning for loan losses, to remain at similar levels through the balance of 2009 as our customers deal with very tough economic conditions and as we continue to reshape the loan portfolio acquired in the Indian Village transaction.

FDIC has substantially increased fees for deposit insurance to all member financial institutions. These higher fees amounted to $377 thousand of increased expense during the first half of 2009 as compared to the prior year. We anticipate FDIC insurance costs will remain somewhat elevated during the second half of 2009 as the FDIC continues to replenish its Deposit Insurance Fund.

While the above two items shaved approximately $0.21 per share off of our earnings potential for the first six months of 2009, we continue to believe our core earnings model is solid. Proper management of the credit portfolio and expense control will remain a strong focus in the coming months.

Average total loan and deposit balances grew modestly during the quarter. However, our near term outlook for economic recovery remains rather muted and we do not expect a strong resurgence in loan demand during the remainder of 2009. Our strategy of building customer relationships to increase usage of our full range of financial products and services remains an important objective.

We also continue to evaluate opportunities to further solidify our position in current and target markets. In September, we plan to open our second Orrville banking center, located on West High Street in the heart of the community. Our existing banking center on State Route 57 will continue to serve the broader Orrville, Marshallville, Dalton and Kidron communities.

In spite of the various factors creating earnings challenges, CSB continues to generate strong core earnings and remains well positioned to meet the banking needs of the communities we serve. On behalf of the board of directors, we are pleased to provide this report and a second quarter dividend of $0.18 per share, equaling the quarterly dividend level of the past two years.

Thank you for your continued support of CSB Bancorp, Inc.

Sincerely,

EDDIE STEINER
President and CEO
CSB Bancorp, Inc.

JOHN WALTMAN
Chairman
CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	JUNE 30 2009	JUNE 30 2008
ASSETS:		
Cash and due from banks	$15,700	$11,531
Federal funds sold	1,691	11,000
Securities	72,766	68,744
Loans held for sale	1,164	0
Net loans	314,482	246,825
Premises & equipment, net	8,244	7,077
Other assets	8,369	1,927
TOTAL ASSETS	**$422,416**	**$347,104**
LIABILITIES:		
Deposits	$300,513	$248,177
Securities sold under agreements to repurchase	24,918	25,111
Short-term borrowings	0	2,000
Other borrowings	50,262	33,768
Other liabilities	2,045	1,471
TOTAL LIABILITIES	**$377,738**	**$310,527**
SHAREHOLDERS' EQUITY:		
Common stock	$18,629	$16,674
Additional paid-in capital	9,990	6,460
Retained earnings	20,341	18,994
Treasury stock	(5,015)	(5,014)
Accumulated other comprehensive income (loss)	733	(537)
TOTAL SHAREHOLDERS' EQUITY	**$44,678**	**$36,577**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**$422,416**	**$347,104**

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	THREE MONTHS ENDED JUNE 30 2009	THREE MONTHS ENDED JUNE 30 2008	SIX MONTHS ENDED JUNE 30 2009	SIX MONTHS ENDED JUNE 30 2008
INTEREST INCOME:				
Interest and fees on loans	$4,582	$4,017	$9,203	$8,430
Interest on securities	877	828	1,833	1,677
Other interest income	6	48	9	70
TOTAL INTEREST INCOME	5,465	4,893	11,045	10,177
INTEREST EXPENSE:				
Interest on deposits	1,134	1,166	2,297	2,594
Other interest expense	499	441	1,022	917
TOTAL INTEREST EXPENSE	1,633	1,607	3,319	3,511
Net interest income	3,832	3,286	7,726	6,666
Provision for loan losses	394	48	635	155
Net interest income after provision for loan losses	3,438	3,238	7,091	6,511
Noninterest income	780	680	1,576	1,636
Noninterest expense	3,210	2,617	6,339	5,346
Net income before federal income taxes	1,008	1,301	2,328	2,801
Federal income tax provision	302	423	726	921
NET INCOME	**$706**	**$878**	**$1,602**	**$1,880**
EARNINGS PER SHARE	**$0.26**	**$0.36**	**$0.59**	**$0.77**